Exhibit 99.1

Sema4, a Disruptive AI-driven Genomic & Clinical Data Platform Company, to Combine with CM Life Sciences to Accelerate Growth

●	Transaction combines Sema4’s leading AI- and machine learning-powered integrated genomic and clinical open-architecture data platform, with CM Life Sciences, the leading life science- focused SPAC, led by institutional investors Casdin Capital and Corvex Management.

●	Combination is expected to provide up to $793 million in cash proceeds to shareholders and Sema4, accelerating organic and inorganic growth and fueling the company’s mission to transform health outcomes and decision making.

●	Financing includes a fully committed PIPE of $350 million from leading growth and life science investors including Casdin Capital, Corvex Management, Fidelity Management & Research Company LLC, Counterpoint Global (Morgan Stanley), Perceptive Advisors, SB Management, a subsidiary of SoftBank Group Corp, funds and accounts advised by T. Rowe Price Associates Inc and Viking Global Investors, and existing investors including fund and accounts managed by Blackrock and Deerfield Management.

●	Sema4 board at closing to include Nat Turner Co-Founder of Flatiron Health (a Roche Company), Emily Leproust CEO of Twist Biosciences (NASDAQ: TWST) and Eli Casdin, CIO of Casdin Capital.

NEW YORK, NY & STAMFORD, CT — February 10, 2021 — Sema4, an AI- and machine learning- driven patient-centered genomic and clinical data intelligence company, and CM Life Sciences (Nasdaq: CMLF), a special purpose acquisition company, or SPAC, sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, CM Life Sciences will be renamed and its common stock will be listed on the Nasdaq Global Market under a name and a ticker symbol to be announced at a later date.

“This transaction is a significant milestone for Sema4,” said Eric Schadt, Ph.D., Founder and CEO of Sema4. “The additional resources will allow us to greatly accelerate our business plans organically and inorganically, developing and bringing in more cutting-edge precision model solutions across multiple disease areas. This is the most exciting time in the history of our industry and I look forward to working closely with Eli, Keith, and their teams, to deliver on the massive potential to transform clinical and life sciences through better leveraging of data.”

Sema4 Overview

Sema4 is a purpose built and rapidly growing, patient-centered genomic and clinical data insight platform company. Leveraging world leading data scientists using artificial intelligence and machine learning, the company is powering remarkable and unique insights that transform the practice of medicine and how disease is diagnosed, treated, and prevented.

Sema4 today has established the largest, most comprehensive, and fastest growing integrated genomic & clinical data platform. Sema4 has established its platform in partnership with patients, healthcare providers and a far-reaching ecosystem of life science industry contributors.

Sema4’s database includes more than 10 million patient genomic profiles and de-identified clinical records, integrated and delivered in a way that enables physicians to proactively diagnose and manage disease. The virtuous cycle of data helps improve decision making but also accelerates the development of next generation diagnostic tools and therapeutics.

“We exist in a remarkable period of time as the life sciences and broad healthcare industries undergo a technology-driven data revolution,” said Eli Casdin, founder and CIO of Casdin Capital. “The disruptive promise in combining these genomic and clinical data sets, at the patient level, is profound but takes a team of experts, the right business model, and lots of growth capital. We therefore could not be more excited to lend our partnership and fill the balance sheet for the foremost leader in the field, Eric Schadt and the expert team he’s assembled at Sema4. With an early start, unique business strategy and more than 150 leading data scientists, this is the premier company in one of the biggest, winner-take-most markets in life sciences.”

In addition to the approximately $443 million of cash held in CM Life Sciences’ trust account, a group of leading institutional investors has committed to participate in the transaction through a common stock PIPE of $350 million including funds advised by Casdin Capital and Corvex Management, new investors Fidelity Management & Research Company LLC, Counterpoint Global (Morgan Stanley), Perceptive Advisors, SB Management, a subsidiary of SoftBank Group Corp, funds and accounts advised by T. Rowe Price Associates Inc and Viking Global Investors, and existing investors including funds and accounts managed by Blackrock and Deerfield Management, among other top-tier healthcare investors.

The combined company is expected to receive proceeds of up to approximately $793 million at the closing of the transaction, up to $343 million of which will be paid to Sema4 stockholders and the remainder of which will be utilized by Sema4 in its business and will continue to operate under the Sema4 management team, led by Eric Schadt, Ph.D., Founder and CEO. The transaction, which values Sema4 at an enterprise value of approximately $2 billion, is expected to close during the second quarter of 2021, and will provide Sema4 with significant additional capital to further build and scale upon its dedication to advancing healthcare through data-driven insights.

Proceeds will be used to both fuel organic operating needs and to drive other targeted growth opportunities, helping the company deliver its solutions to a larger number of healthcare providers and patients and to improve clinical outcomes across a higher volume of diseases.

“Eric has built a truly unique business at Sema4 with a combination of scale, growth and innovation that we rarely see. Revenues are projected to grow from $200 million to $500 million and gross margins to double from today to 2023, while Sema4 leverages its existing platform in women’s health and oncology to quickly grow into high margin relationships and partnerships across health systems and biopharma partners,” said Keith Meister, Chairman of the Board CM Life Sciences. “This transaction affords investors the unique opportunity to benefit from Sema4’s rapid growth, business transformation and the multiple expansion opportunities that we believe this growth will drive.”

Transaction Overview

On February 9, 2021, CM Life Sciences entered into a definitive agreement to combine with Sema4. The transaction is expected to deliver up to $793 million of gross proceeds, including the contribution of up to $443 million of cash held in CM Life Sciences’ trust account from its initial public offering in September 2020 (assuming no redemptions from the trust account) and $350 million from committed equity PIPE funding from a group of institutional and life sciences investors. In the transaction, Sema4 shareholders will receive common stock of CM Life Sciences and, at their election, up to $343 million in cash in exchange for shares of Sema4. Upon completion of the transaction, Sema4 expects to have up to $500 million in cash available from the transaction ($450 million from the transaction plus existing cash on its balance sheet at closing) to fund operations and support new and existing business initiatives.

The transaction has been unanimously approved by each of CM Life Sciences’ and Sema4’s Board of Directors and substantially all of the shareholders of Sema4. The transaction is subject to the approval of the CM Life Sciences shareholders and other customary conditions, and is expected to close in the second quarter.

Additional information about the proposed transaction, including a copy of the Merger Agreement and an investor presentation, will be provided in a Current Report on Form 8-K to be filed today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Jefferies LLC is acting as sole financial advisor, lead capital markets advisor, and sole placement agent, with Cowen and Company, LLC also acting as a capital markets advisor, and White & Case LLP is serving as legal advisor to CM Life Sciences. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are serving as financial advisors, and Fenwick & West LLP is serving as legal advisor to Sema4.

Webcast Details

A webcast of the conference call and associated presentation materials is available on Deal Roadshow:

Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code: CM226

Direct Link: https://dealroadshow.com/e/CM226

About CM Life Sciences

CM Life Sciences was founded to take advantage of a dynamic life science sector buoyed by innovation yet fragmented, where many companies are under-resourced and under-scaled. Significant and under-appreciated opportunities for consolidation are ready for engagement by a team versed in the trends and themes, and who can bring together the strongest of the new companies and management teams to capitalize on near- and far-term opportunities. For more information, please visit: https://cmlifesciencesspac.com/

About Sema4

Sema4 is an AI-driven patient-centered genomic and clinical data insight platform company founded on the idea that more information, deeper analysis, and increased engagement will improve the diagnosis, treatment, and prevention of disease. Sema4 is dedicated to transforming healthcare by building dynamic models of human health and defining optimal, individualized health trajectories, starting in the areas of reproductive health and oncology. Centrellis™, our innovative health intelligence platform, is enabling us to generate a more complete understanding of disease and wellness and to provide science-driven solutions to the most pressing medical needs. Sema4 believes that patients should be treated as partners, and that data should be shared for the benefit of all.

For more information, please visit sema4.com and connect with Sema4 on Twitter, LinkedIn, Facebook and YouTube.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Sema4 and CM Life Sciences, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, expansion plans, projected future results and market opportunities of Sema4. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CM Life Sciences’ securities, (ii) the risk that the transaction may not be completed by CM Life Sciences’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CM Life Sciences, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the shareholders of CM Life Sciences, the satisfaction of the minimum trust account amount following redemptions by CM Life Sciences’ public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third-party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Sema4’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Sema4 and potential difficulties in Sema4 employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Sema4 or against CM Life Sciences related to the merger agreement or the transaction, (x) the ability to maintain the listing of CM Life Sciences’ securities on a national securities exchange, (xi) the price of CM Life Sciences’ securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which CM Life Sciences plans to operate or Sema4 operates, variations in operating performance across competitors, changes in laws and regulations affecting CM Life Sciences’ or Sema4’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry and (xiv) the size and growth of the market in which Sema4 operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CM Life Sciences’ registration on Form S-1 (File No. 333-246251), the proxy statement discussed above and other documents filed by CM Life Sciences from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Sema4 and CM Life Sciences assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Sema4 nor CM Life Sciences gives any assurance that either Sema4 or CM Life Sciences or the combined company will achieve its expectations.

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transaction, CM Life Sciences intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The proxy statement will be sent to the stockholders of CM Life Sciences. CM Life Sciences and Sema4 also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CM Life Sciences are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by CM Life Sciences and Sema4 through the website maintained by the SEC at www.sec.gov.

The documents filed by CM Life Sciences with the SEC also may be obtained free of charge at CM Life Sciences’ website at https://cmlifesciencesspac.com/ or upon written request to CM Life Sciences, c/o Corvex Management, 667 Madison Ave, New York, NY 10065

Participants in Solicitation

CM Life Sciences and Sema4 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CM Life Sciences’ shareholders in connection with the proposed transaction. Information about CM Life Sciences’ directors and executive officers and their ownership of CM Life Sciences’ securities is set forth in CM Life Sciences’ filings with the SEC. To the extent that holdings of CM Life Sciences’ securities have changed since the amounts printed in CM Life Sciences’ Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

These communications do not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

CM Life Sciences Media Contact:

Alexandria Fisk

afisk@casdincapital.com

Sema4 Media Contact:

Radley Moss

radley.moss@sema4.com

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